Exhibit 99.1

October 4, 2022

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

667 Madison Avenue, Floor 23

New York, NY 10065

Mr. Och,

We are in receipt of your letter of today. We believe the Board has at all times acted in a manner that adheres to the highest fiduciary standards. In that vein, the Board is and always has been open to any avenue that enhances shareholder value. Accordingly, we request that you immediately convey to us any third-party inquiries concerning the company that your letter contends you have received – including all relevant information such as date, names of all persons involved, all detail of the discussion, all detail of your response, etc. We are disappointed that you have not done so to date and that we first had to learn of such potential outreach from a Bloomberg article that you timed to your filing.

Your letter also states you have a concern that the Board may not be aware of certain actions by management. Rest assured that in all respects there is no daylight between the Board and management with regard to material happenings at the company.

The Board is available at any time you would like to have a direct discussion.

The Board of Directors of Sculptor Capital Management, Inc.

cc:	Andrew J. Levander, Dechert LLP
Kenneth E. Young, Dechert LLP
Michael Carlinsky, Quinn Emanuel Urquhart & Sullivan, LLP
Jonathan Pickhardt, Quinn Emanuel Urquhart & Sullivan, LLP